Exhibit (j)(3)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Financial Highlights” in each Form N-1A Registration Statement prospectus dated April 30, 2007 and “Financial Statements” in the related Statement of Additional Information and to the use of our reports dated February 23, 2007 on Goldman Sachs Balanced Strategy Portfolio, Goldman Sachs Growth and Income Strategy Portfolio, Goldman Sachs Growth Strategy Portfolio and Goldman Sachs Equity Growth Strategy Portfolio (four of the funds comprising the Goldman Sachs Trust), which are incorporated by reference in this Registration Statement (Form N-1A Nos. 33-17619 and 811-5349) of Goldman Sachs Trust.
/s/ ERNST & YOUNG LLP
New York, New York
April 24, 2007